Exhibit 99.1

    Allegheny Technologies Employees at Certain Operations Ratify New Labor
                                   Agreements

    PITTSBURGH--(BUSINESS WIRE)--March 5, 2007--Allegheny Technologies Incorporated (NYSE:ATI) announced today that the United Steelworkers
(USW) represented employees at the Company's ATI Allegheny Ludlum and ATI Albany, OR titanium operations ratified new four-year labor agreements. The new agreements expire on June 30, 2011, and succeed existing contracts that run through June 30, 2007.

    "We are pleased with the outcome of the ratification vote," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "The agreements are fair and balanced for both the Company and the affected employees. Ratification of new agreements months before the old agreements were due to expire allows ATI to continue a reliable supply of specialty metals to our customers from our Allegheny Ludlum and Albany, OR operations during very good market conditions.

    "Importantly, these labor agreements maintain the new work environment that began at Allegheny Ludlum with the implementation of our progressive labor agreement in 2004. Allegheny Ludlum's cost structure continues to be competitive and employees receive a good compensation package."

    Highlights of the agreements include:

    -- Wage and benefit increases that are in line with anticipated inflation.

    -- The Allegheny Ludlum contract provides for profit sharing above a specified minimum pre-tax profit at the Allegheny Ludlum operations, and is capped to provide for no more than $20 million of profit sharing payments over the 4-year life of the contract. Any profit sharing payments made under this provision are contributed to an independently administered VEBA (Voluntary Employee Benefit Arrangement) trust.

    -- The cap on post-retirement benefits (OPEB) negotiated as part of the previous contracts remains in effect.

    As a result of the new agreements, ATI expects to record a non-recurring after-tax special charge of approximately $4 million, or $0.04 per share, in the first quarter 2007.

    This news release contains forward-looking statements, including those related to the ratification of tentative collective bargaining agreements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.9 billion during 2006. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004